Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-1 Registration Statement under the Securities Act of 1933 of Paramount Gold and Silver Corp. of our report dated September 10, 2012 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Paramount Gold and Silver Corp. for the years ended June 30, 2012 and 2011, and for each year in the three-year period ended June 30, 2012 and to the reference to us under the heading “Experts” in the prospectus.

Yours truly,

MNP LLP

Vancouver, Canada November 15, 2012

ACCOUNTING › CONSULTING › TAX 2300, 1055 DUNSMUIR STREET, BOX 49148, VANCOUVER, BC V7X 1J1 1.877.688.8408 P: 604.685.8408 F: 604.685.8594 mnp.ca